UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

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Walter Energy, Inc.
(Name of Registrant as Specified in Its Charter)

Audley European Opportunities Fund Ltd.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On April 11, 2013, Audley Capital Advisors LLP issued the following press release:

AUDLEY CAPITAL PROVIDES UPDATE ON WALTER
ENERGY DIRECTOR NOMINEE ROBERT STAN

Alberta Securities Commission Dismisses Allegations Against Mr. Stan

Criticizes Walter Energy for Continued Weak Attempts to Misrepresent
Strong Credentials and Experience of its Director Nominees

New York, April 11, 2013 – Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) today announced that, as it expected, the Alberta Securities Commission (“ASC”) has now dismissed all allegations of insider trading against Robert H. Stan.  The Alberta Securities Commission decision was issued April 10, 2013.  Mr. Stan is one of Audley Capital’s five nominees for election to the Board of Directors of Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) (“Walter Energy” or “the Company”) in connection with the Company’s upcoming 2013 Annual Meeting of Stockholders on April 25, 2013.

Julian Treger, Managing Partner of Audley Capital Advisors, said, “We are pleased, but not surprised, with the Alberta Securities Commission’s announcement exonerating Robert from the allegations against him.  We have always considered Robert an upstanding individual and held him in the highest regard.  As we have consistently made clear, we believed the allegations against him were completely without merit and would be dismissed.  We believe that Robert would serve as a strong addition to the Walter Energy Board as he brings over 30 years of experience in the western Canadian coal business and has knowledge of the geographic area of Walter Energy’s Canadian mining activities.  He, like all of our director nominees, will bring new ideas and strategic initiatives in their efforts to bolster investment returns.”

Mr. Treger continued, “We believe that Walter Energy’s ongoing attempt to misrepresent and distort facts regarding our five director nominees, investments and strategic initiatives needs to come to an immediate end.  The Board consistently attempted to vilify Robert based on the unfounded allegations against him.  Over the past months, we believe that the Company has skewed realities, manipulated data to disguise underperformance, improperly portrayed the robust credentials of our director nominees and disparaged our proposed strategic initiatives.  We believe this was the Board’s weak attempt to distract stockholders from the harsh reality of its ongoing underperformance.  All of these tactics, in our view, speak directly to the Board’s lack of credibility.  Needless to say, we believe it is imperative – for the future of the Company – that new Board members are elected to Walter Energy’s Board of Directors.”

Audley Capital urges Walter Energy’s stockholders to vote the GOLD proxy card to elect Audley Capital’s five highly-qualified and experienced director nominees to Walter Energy’s Board of Directors.  They will work with management to put forth a clear strategic plan and vision that we believe could help increase equity value over the coming 12 to 24 months.

Additional Information

Further information regarding the director nominees and other persons who may be deemed participants, and other matters, are set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THAT PROXY STATEMENT, BECAUSE IT INCLUDES IMPORTANT INFORMATION. THE PROXY STATEMENT IS BEING SENT TO SHAREHOLDERS BY OR ON BEHALF OF PARTICIPANTS, AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://www.sec.gov.

Contacts

Investors:

Audley Capital Advisors LLP
Julian Treger, Managing Partner
+44 20 7529 6900

Okapi Partners LLC
Bruce Goldfarb/Charles Garske/Patrick McHugh
212-297-0720

Media:

Sard Verbinnen & Co
Dan Gagnier/Brian Shiver
212-687-8080